EXHIBIT 99

AMERICANWEST BANCORPORATION
CONTACT:	Wes Colley President and CEO Tim Cassels Vice President and CFO (509) 467-6993

NEWS RELEASE

AMERICANWEST ANNOUNCES RECORD EARNINGS

SPOKANE, WA – April 24, 2003 – AmericanWest Bancorporation (NASDAQ:AWBC) today announced that net income for the first quarter of 2003 increased 28% from the year ago period to $3.2 million or $.34 per diluted share. Per share figures have been adjusted for a 10% stock dividend issued February 14, 2003.

Total assets increased 32% from the year ago period to $917.6 million, loans grew 29% to $777.6 million, and deposits increased 32% to $766.0 million.

The net interest margin remained stable at 6.20% in the first quarter of 2003 from 6.18% one year ago.

On March 19, 2003 the Bank of Latah subsidiary was merged with the AmericanWest Bank subsidiary, with AmericanWest Bank being the survivor bank. “This consolidation completes the integration of the Latah Bancorporation acquisition which began in the third quarter of 2002. We are looking forward to their continued excellent performance in the future as part of the AmericanWest Bank team,” said Wes Colley, President & Chief Executive Officer.

Total nonperforming assets increased to $21.2 million or 2.31% of total assets in the first quarter of 2003 compared to $16.4 million or 2.36% the year before. However, the total decreased slightly from quarter end December 31, 2002. “We continue to take action in managing our nonperforming assets and have several action plans in place to bring these down to an acceptable level,” said Colley. “We are well secured on a $4 million retail/office complex near downtown Spokane. The bank owns two ice rinks – one of which is being actively marketed as a commercial building. The other is operating as an ice rink and is expected to show a profit in the upcoming year. These total $4.7 million. Two apple orchards, totaling $1.5 million, are being liquidated. Another loan is a nursery in Yakima for $1.3 million. We have ownership of the properties and are liquidating inventory and marketing the real property. We are continuing to market these nonperforming assets and believe that we will make substantial strides in reducing our overall nonperforming credits,” said Colley. The total loan loss reserve balance at the end of the first quarter was $10.9 million – equal to 1.38% of total loans and 83.86% of nonperforming loans at March 31, 2003, an improvement from 1.33% and 75.76% at December 31, 2002 and 1.05% and 42.62% at March 31, 2002.

Shareholder equity rose to $85.8 million. Book value of $9.37 per share and tangible book value of $7.72 per share reflects earnings growth and stock options exercised.

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AWBC – 1Q2003 Earnings

April 23, 2003

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Net interest income of $13.04 million was higher than the $9.49 million net interest income in last year’s first quarter. The increase is attributed to the increase in average loan volume from a year ago and the significant drop in the cost of interest-bearing liabilities, as well as the acquisition of Latah Bancorporation.

Noninterest income increased to $1.5 million compared to $1.1 million one year ago, primarily due to the acquisition of Latah Bancorporation.

Noninterest expense increased to $8.7 million in the first quarter of 2003 from $6.0 million in the year ago period, primarily due to the acquisition of Latah Bancorporation and increased incentive compensation costs.

AmericanWest Bancorporation is a community bank holding company with a single community bank subsidiary, AmericanWest Bank, which operates 47 offices – 40 in Central and Eastern Washington and 7 in Northern Idaho.

Statements concerning future performance, developments or events, and any other guidance on future periods constitute forward-looking statements subject to a number of risks and uncertainties. These include efficiency improvements, increased loan loss reserve, loan and savings product demand, changes in the banking regulatory environment, the effect of changing economic conditions throughout the U.S., as well as Eastern and Central Washington State and Northern Idaho, and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

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AWBC – 1Q2003 Earnings

April 23, 2003

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FINANCIAL HIGHLIGHTS
(unaudited) ($ in thousands except per share)	March 31, 2003	Quarter Ended December 31, 2002	March 31, 2002
Interest Income	$16,785	$16,912	$12,986
Interest Expense	$3,743	$4,162	$3,497
Net Interest Income	$13,042	$12,750	$9,489
Provision for Loan Losses	$866	$1,843	$810
Noninterest Income	$1,444	$1,585	$1,062
Noninterest Expense	$8,657	$8,021	$6,032
Income Before Income Tax	$4,963	$4,471	$3,709
Income Tax	$1,752	$1,559	$1,194
Net Income	$3,211	$2,912	$2,515
Basic Earnings Per Share†	$0.35	$0.33	$0.29
Diluted Earnings Per Share†	$0.34	$0.31	$0.29
Basic Weighted Average Shares Outstanding†	9,100,296	8,872,527	8,694,410
Diluted Weighted Average Shares Outstanding†	9,463,122	9,357,296	8,803,429

BALANCE SHEET	March 31, 2003	December 31, 2002	March 31, 2002
Total Assets	$917,621	$916,831	$695,464
Loans	$777,623	$764,938	$602,337
Securities	$39,699	$48,173	$14,085
Deposits	$765,977	$766,335	$579,417
Borrowings	$59,319	$63,696	$40,845
Shareholders’ Equity	$85,793	$81,130	$69,778
Book Value Per Share†	$9.37	$9.12	$8.08
Tangible Book Value Per Share†	$7.72	$7.41	$7.51

FINANCIAL RATIOS: (Annualized)	March 31, 2003	December 31, 2002	March 31, 2002
Return on Average Assets	1.41%	1.41%	1.52%
Return on Average Equity	15.67%	14.64%	14.74%
Efficiency Ratio	59.76%	55.95%	57.17%
Operating Expense to Average Assets	3.74%	3.51%	3.64%
Net Interest Margin to Average Earning Assets	6.20%	6.13%	6.18%

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AWBC – 1Q2003 Earnings

April 23, 2003

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ALLOWANCE FOR LOAN LOSSES:

($ in thousands, except per share)	March 31, 2003	December 31, 2002	March 31, 2002
Balance Beginning of Period	$10,272	$9,006	$6,624
Provision for Loan Losses	$866	$1,843	$810
Net (Charge Offs)/Recoveries	$(266)	$(577)	$(1,054)
Balance End of Period	$10,872	$10,272	$6,380
Allowance for Loan Losses to Total Loans	1.38%	1.33%	1.05%
Allowance for Loan Loss to Nonperforming Loans	83.86%	75.76%	42.62%

NONPERFORMING ASSETS:

($ in thousands, except per share)	March 31, 2003	December 31, 2002	March 31, 2002
Accruing Loans – 90 days past due	$222	$244	$2,319
Nonaccrual Loans	$12,742	$13,315	$12,651
Total Nonperforming Loans	$12,964	$13,559	$14,970
Other Real Estate Owned/Foreclosed Assets	$8,203	$7,873	$1,427
Total Nonperforming Assets	$21,167	$21,432	$16,397
Total Nonperforming Assets to Total Assets	2.31%	2.34%	2.36%

†	All per share figures have been adjusted for a 10% stock dividend issued February 14, 2003.